Exhibit 4.12
Execution Version

THIS SECURED NOTE IS SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, DATED AS OF OCTOBER 24, 2019 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME), AMONG HC2 BROADCASTING HOLDINGS INC., HC2 STATION GROUP, INC., HC2 LPTV HOLDINGS, INC., HC2 BROADCASTING INC., HC2 NETWORK INC., HC2 BROADCASTING INTERMEDIATE HOLDINGS INC., THE OTHER GRANTORS PARTY THERETO, MSD PCOF PARTNERS XVIII, LLC, GREAT AMERICAN LIFE INSURANCE COMPANY AND GREAT AMERICAN INSURANCE COMPANY.
SECURED NOTE
US $36,225,000 October 24, 2019
FOR VALUE RECEIVED, HC2 Station Group, Inc., a Delaware corporation, HC2 LPTV Holdings, Inc., a Delaware corporation, HC2 Broadcasting Inc., a Delaware corporation, HC2 Network Inc., a Delaware corporation (collectively, the “Subsidiary Borrowers”), HC2 Broadcasting Intermediate Holdings Inc., a Delaware corporation (the “Intermediate Parent”), HC2 Broadcasting Holdings Inc., a Delaware corporation (the “Parent Borrower” and, together with the Intermediate Parent and the Subsidiary Borrowers, the “Borrowers” and each, a “Borrower”) hereby unconditionally promise, severally and jointly, to pay to the entity listed on Annex I hereto (the “Lender”), or its successors and assigns, Thirty Six Million Two Hundred and Twenty Five Thousand Dollars ($36,225,000), together with interest on the unpaid principal balance of this Secured Note (this “Note”) outstanding from time to time at a rate equal to Eight and a Half percent (8.50%) (computed on the basis of the actual number of days elapsed in a 365-day year) per annum (the “Interest Rate”).
1. Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.
1.1 “Additional Collateral” means:
(a) All FCC Licenses and all proceeds from the sale, lease, assignment or transfer of such FCC Licenses to a third party to the fullest extent that the creation of a security interest in any such FCC License would be permitted by applicable Law as in effect in any applicable jurisdiction, including after giving effect to Section 9-408 of the Uniform Commercial Code as in effect in any applicable jurisdiction;
(b) all accounts, chattel paper, deposit accounts, documents, equipment, general intangibles, goods, payment intangibles, software, commercial tort claims set forth on Schedule 1.1(a) hereto, instruments, inventory, investment property, letter of credit rights, letters of credit, money, securities accounts and any supporting obligations related to any of the foregoing (each as defined in the Uniform Commercial Code as in effect from time to time in the State of New York (“UCC”));
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(c) all books and records pertaining to the property described in this Section 1.1;
(d) all Intellectual Property pertaining to the property described in this Section 1.1; and
(e) to the extent not otherwise included, all proceeds of the foregoing in whatever form, including, without limitation any insurance, indemnity, warranty or guaranty payable with respect to any Additional Collateral, any awards or payments due or payable in connection with any condemnation, requisition, confiscation, seizure or forfeiture of any Additional Collateral by any person acting under Governmental Authority or color thereof, and any damages or other amounts payable to Borrowers in connection with any lawsuit regarding any of the Additional Collateral.
1.2 “Affiliate” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote ten (10%) percent or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
1.3 “Agreement Re: Secured Notes” means the Ninth Omnibus Amendment to Secured Notes and Amended and Restated Agreement Re: Secured Notes, dated as of the date hereof, among the Borrowers, the Lender and the other lenders from time to time party thereto, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
1.4 “Amended and Restated Great American Secured Note” means the US $42,500,000 amended and restated secured note, dated as of the date hereof, among the Borrowers and the Initial Lenders, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement.
1.5 “Arena Notes” means the each of the following secured notes owing by Parent Borrower, HC2 Station Group, Inc., and HC2 LPTV Holdings, Inc., to Arena Limited SPV, LLC: (i) secured note dated as of May 31, 2019 in the original principal amount of $10,750,000, (ii) secured note dated as of August 2, 2019 in the original principal amount of $5,375,000, and (iii) secured note dated as of September 10, 2019 in the original principal amount of $5,375,000.
1.6 “Borrower” and “Borrowers” have the meaning set forth in the introductory paragraph.

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1.7 “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close.
1.8 “California Channel Sharing Agreement” means that certain Second Amended and Restated Channel Sharing and Facilities Agreement, dated as of November 21, 2018, among, inter alios, NRJ TV SAN FRAN OPCO, LLC, NRJ TV SAN FRAN LICENSE CO, LLC, and HC2 Station Group, Inc.
1.9 “Capital Lease” means any lease of personal property, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP, provided that if any operating lease is reclassified as a capital lease under GAAP subsequent to the date hereof or, if a lease entered into subsequent to the date hereof would have been classified as an operating lease if it existed on the date hereof, then such leases shall continue to be treated as an operating lease for all purposes hereunder.
1.10 “Capital Lease Obligations” means the obligations of lessee relating to a Capital Lease determined in accordance with GAAP.
1.11  “Change in Control” means (i) HC2 Holdings 2, Inc., shall cease to directly own and control at least 50.1% of the outstanding Voting Stock and economic interests of Parent Borrower, (ii) the Parent Borrower shall cease to directly own and control 100% of the outstanding Voting Stock and economic interests of Intermediate Parent, (iii) the Intermediate Parent shall cease to directly own and control 100% of the outstanding Voting Stock and economic interests of each Subsidiary Borrower, (iv) HC2 Broadcasting Inc., shall cease to directly own and control (a) 100% of the outstanding Voting Stock and economic interests of HC2 Broadcasting License, and (b) at least 43.0% of the outstanding Voting Stock and economic interests in DTV America Corporation, or (v) HC2 Broadcasting Inc. shall cease to control at least 50.1% of the outstanding Voting Stock of DTV America Corporation as contemplated by the Investor Rights Agreement, the Proxies, the Voting Agreement or otherwise.
1.12 “Channel Sharing Agreements” means, collectively, the New York Channel Sharing Agreement and the California Channel Sharing Agreement.
1.13 “Closing Date” means the date upon which the conditions set forth in Section 2.2 are satisfied.
1.14 “Code” means the Internal Revenue Code of 1986, as amended.
1.15 “Collateral” means, collectively, the Pledged Stock and the Additional Collateral (but in any case shall not include the Excluded Collateral).
1.16 “Collateral Agent” has the meaning set forth in the Intercreditor Agreement.

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1.17 “Common Stock Equivalents” means any securities of any Borrower or its Subsidiaries which would entitle the holder thereof to acquire at any time common stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, common stock.
1.18 “Continental Secured Note” means the US $2,000,000 Amended and Restated Secured Note, dated as of December 23, 2016, between DTV America Corporation and Continental General Insurance Company, as amended and supplemented by that certain letter agreement, dated as of December 23, 2016, between DTV America Corporation and Continental General Insurance Company (formerly known as United Teacher Associates Insurance Company) (the “Continental Letter Agreement”), in each case, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof (including Section 7.2(k)).
1.19 “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
1.20 “Controlled Shared Collateral” has the meaning set forth in the Intercreditor Agreement.
1.21 “Copyright” means all domestic and foreign copyrights, whether registered or not or the subject of a pending application, all applications, registrations and recordings thereof, and all extensions or renewals thereof.
1.22 “Default” means any of the events specified in Section 8 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 8 would, unless cured or waived, become an Event of Default.
1.23 “Default Rate” means, at any time, a rate per annum equal to the Interest Rate plus 4.00 % per annum.
1.24 “Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
1.25 “Disbursement” has the meaning set forth in Section 2.2.
1.26 “DTV Notes” means, that certain, (i) Convertible Promissory Note, dated as of March 25, 2014, between DTV America Corporation and Bruce A. Leshinski, in the original principal amount of US $100,000, (ii) Convertible Promissory Note, dated as of May 1, 2014, between DTV America Corporation and Joseph G. Carpino, in the original principal amount of US $300,000, (iii) Convertible Promissory Note, dated as of March 28, 2014, between DTV America Corporation and Wayne H. Wellman, in the original principal amount of US

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$300,000, (iv) Secured Note, dated as of June 27, 2017, between DTV America Corporation and Great American Life Insurance Company, in the original principal amount of US $900,000, and (v) Secured Note, dated as of June 27, 2017, between DTV America Corporation and Great American Insurance Company, in the original principal amount of US $600,000, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof (including Section 7.2(k)).
1.27 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.28 “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
1.29 “Event of Default” has the meaning set forth in Section 8.
1.30 “Excluded Account” means, (x) a deposit account held by any Borrower (i) consisting solely of withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of such Borrower in the ordinary course of business to be paid to the relevant Governmental Authority, (ii) which is used for the sole purpose of making payroll for the then-current payroll period and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (iii) constituting a custodian, trust, fiduciary or other escrow account established for the benefit of third parties in the ordinary course of business in connection with transactions permitted under the Note Documents and (y) any deposit account, securities account or commodities account held by any Borrower in which the average daily balance throughout a month in is less than US $10,000 individually and US $50,000 in the aggregate for all such accounts or such accounts in which the average daily balance throughout a month of the fair market value and/or amount, as the case may be, of the financial assets and/or commodity contracts, as the case may be, held in all such accounts not identified is less than US $10,000 individually or US $50,000 in the aggregate.
1.31 “Excluded Collateral” has the meaning set forth in Section 6.1.

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1.32 “Excluded Perfection Assets” means, (i) any foreign Intellectual Property; (ii) Goods (as defined in the UCC) included in Collateral received by any Person for “sale or return” within the meaning of Section 2-326 of the UCC of the applicable jurisdiction, to the extent of claims of creditors of such Person (only to the extent the filing of a financing statement is not necessary or effective to perfect the security interest therein); (iii) Letter of Credit Rights (as defined in the UCC), except to the extent the filing of a financing statement under the UCC is necessary and sufficient to perfect the security interest therein; (iv) any promissory note in a principal amount not in excess of US $10,000 individually or in the aggregate not in excess of US $50,000, evidencing loans or other monetary obligations owing to any Borrower; and (v) any Collateral for which the perfection of liens thereon requires filings in or other actions under the laws of jurisdictions outside the United States.
1.33 “Existing Notes” means, collectively, the DTV Notes, the Intercompany Note, the King Forward Secured Notes, the Continental Secured Note, the Mako Note and the Intercompany Unsecured Bridge Notes.
1.34 “Fee Letter” means that certain Fee Letter dated as of the date hereof among the Borrowers and the Lender, as amended, restated, supplemented or otherwise modified from time to time.
1.35 “FCC Licenses” means licenses, permits, and other authorizations granted by the Federal Communications Commission.
1.36 “GAAP” means generally accepted accounting principles in effect in the United States of America as in effect on the date of this Note applied on a consistent basis.
1.37 “Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.
1.38 “Great American Agreement Obligations” has the meaning set forth in the Intercreditor Agreement.
1.39 “HC2 Broadcasting License” means HC2 Broadcasting License Inc., a Delaware Corporation.
1.40 “HMT” has the meaning set forth in the definition of “Sanctions”.
1.41 “Indemnified Person” has the meaning set forth in Section 10.1.

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1.42 “Initial Lender” and “Initial Lenders” means Great American Life Insurance Company, an Ohio corporation, and Great American Insurance Company, an Ohio corporation, and their respective successors and permitted assigns under the Amended and Restated Great American Note.
1.43 “Intellectual Property” means all intangible assets, intellectual property, Copyrights, Trademarks, and Patents.
1.44 “Intercompany Note” means that certain Intercompany Note executed as of April 30, 2019 and effective as of June 30, 2018 between the Parent Borrower and HC2 Holdings 2, Inc., as in effect on the date hereof, and subject to the Intercompany Note Subordination Agreement.
1.45 “Intercompany Note Allonge” means that certain allonge that pledges each Intercompany Unsecured Bridge Note to the Lender.
1.46 “Intercompany Note Subordination Agreement” means the Subordination Agreement with respect to the Intercompany Note, dated as of the date hereof, by HC2 Holdings 2, Inc., in favor of the Initial Lender and the Lender, as holders of this Note and the Amended and Restated Great American Note, as the case may be, as amended, restated, supplemented or otherwise modified from time to time.
1.47 “Intercompany Unsecured Bridge Notes” means each of (i) the unsecured US $1,500,000 Promissory Note dated as of November 13, 2017, between DTV America Corporation, as borrower, and HC2 Broadcasting Holdings Inc., as lender; and (ii) the unsecured US $1,500,000 Promissory Note dated as of November 13, 2017, between DTV America Corporation, as borrower, and HC2 Broadcasting Holdings Inc., as lender, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof (including Section 7.2(k)).
1.48 “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among the Lender, the Initial Lenders, and the Borrowers, as amended, restated, supplemented or otherwise modified from time to time.
1.49 “Interest Payment Date” means earlier of (a) the Maturity Date and (b) with respect to any portion of this Note that is prepaid prior to the Maturity Date, the applicable prepayment date.
1.50 “Interest Rate” has the meaning set forth in the introductory paragraph.
1.51 “Intermediate Parent” has the meaning set forth in the introductory paragraph.
1.52 “Intermediate Pledged Stock” means all shares of capital stock issued by the Intermediate Parent, any certificates evidencing any such shares, and any

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distribution of property and dividends made on, in respect of or in exchange for the foregoing from time to time.
1.53 “Investor Rights Agreement” means that certain Investor Rights Agreement dated as of June 27, 2017 among DTV America Corporation, HC2 Broadcasting Inc. (formerly known as DTV Holding Inc.), and the Stockholders (as defined therein) party thereto.
1.54 “IRS” means the U.S. Internal Revenue Service.
1.55 “King Forward Guarantees” means the Guaranty Agreements listed as items 2, 3, 4 and 5 in Schedule 7.2(i) hereto.
1.56 “King Forward Lenders” means each of King Forward Inc., Tiger Eye Licensing, L.L.C., and Tiger Eye Broadcasting Corporation.
1.57 “King Forward Pledge Agreement” means that certain Stock Pledge Agreement, dated as of November 9, 2017, between HC2 Broadcasting Inc. and King Forward, Inc.
1.58 “King Forward Secured Notes” means (i) the US $1,943,109.90 Senior Secured Promissory Note, dated as of June 27, 2017, among HC2 Broadcasting License and King Forward Inc.; (ii) the US $142,212.60 Senior Secured Promissory Note, dated as of June 27, 2017, between HC2 Broadcasting License and Tiger Eye Licensing, L.L.C., (iii) the US $294,728.40 Senior Secured Promissory Note, dated as of June 27, 2017, between HC2 Broadcasting License and Tiger Eye Broadcasting Corporation, and (iv) the US $25,385.40 Senior Secured Promissory Note, dated as of June 27, 2017, among HC2 Broadcasting License, Bella Spectra Corporation, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof (including Section 7.2(k)).
1.59 “Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.
1.60 “Lender” has the meaning set forth in the introductory paragraph.
1.61 “Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest.
1.62 “Loan” means the principal amount outstanding under this Note together with accrued interest thereon.

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1.63 “Mako Note” means the amended and restated promissory note, dated as of July 25, 2019, among HC2 LPTV Holdings, Inc., Mako Communications, LLC, Mintz Broadcasting, Nave Broadcasting, LLC, Tuck Properties, Inc., Lawrence Howard Mintz and Sean Mintz, in the original principal amount of US $5,332,849.32, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof (including Section 7.2(k)).
1.64 “Material Adverse Change” means a material adverse change in, or a material adverse effect upon, (a) the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrowers, taken as a whole; (b) the legality, binding effect, validity or enforceability against any Borrower of any Note Document; (c) the ability of the Borrowers, taken as a whole, to perform their obligations under any Note Document; (d) any right or remedy of a Lender against any Borrower under any Note Document; or (e) the value of the FCC Licenses, taken as a whole; provided, however, that for purposes of the foregoing clause (e), the value of any sale, transfer, lease, assignment, conveyance, abandonment or other disposition of assets permitted by Section 7.2 shall be excluded for purposes of determining whether a Material Adverse Change has occurred.
1.65 “Maturity Date” means the earlier of (a) October 22, 2020 and (b) the date on which all amounts under this Note shall become due and payable.
1.66 “Material Indebtedness” has the meaning set forth in Section 8.9.
1.67 “MBI Secured Note” means the US $700,000 secured note, dated as of April 1, 2019 among the Subsidiary Borrowers and Minority Brands, Inc., as amended by the letter agreements dated as of July 31, 2019 and August 30, 2019.
1.68 “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
1.69 “Multiple Employer Plan” means a Plan which has, or has had at any time during the preceding six years, two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
1.70 “New York Channel Sharing Agreement” means that certain Channel Sharing and Facilities Agreement dated as of January 11, 2016 among, inter alios, Connecticut Public Broadcasting, Inc., HC2 LPTV Holdings, Inc., HC2 Station Group, Inc., and HC2 Holdings, Inc.
1.71 “Note” has the meaning set forth in the introductory paragraph.

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1.72 “Note Document” means this Note, the Intercreditor Agreement, the Intercompany Note Subordination Agreement, the Fee Letter, the Agreement re: Secured Notes, the Intercompany Note Allonge and any other document or instrument executed or delivered in connection with transactions contemplated hereunder.
1.73 “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of any Borrower arising under any Note Document or otherwise with respect to any Disbursement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof or any proceeding under any debtor relief law naming such person as the debtor in such proceeding, regardless of whether such interest or fees are allowed or allowable in such proceeding.
1.74 “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
1.75 “Parent Borrower” has the meaning set forth in the introductory paragraph.
1.76 “Parties” means the Lender and the Borrowers.
1.77 “Patents” means all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, and other general intangibles of like nature, whether now existing or hereafter acquired, all applications, registrations and recordings thereof, and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.
1.78 “Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Borrower or any ERISA Affiliate (or with respect to which any Borrower or any ERISA Affiliate has any liability, whether actual or contingent) and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
1.79 “Permitted Indebtedness” means (i) (a) the indebtedness incurred pursuant to this Note, (b) additional indebtedness secured by the Collateral which are Great American Agreement Obligations (subject to the Intercreditor Agreement) in an aggregate principal amount at any time outstanding of US $42,500,000 and (c) any refinancing or replacement indebtedness in respect of indebtedness incurred pursuant to the foregoing clauses (a) and (b), plus all refinancing fees, expenses, costs and premiums in connection with any such refinancing or replacement; provided that, in connection with any refinancing or replacement in respect of indebtedness incurred pursuant to the foregoing clause (b), all such refinancings or replacements shall (x) not mature or require that any principal, interest or other

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amount be paid in cash, in each case prior to the Maturity Date, and (y) be subject to the terms and conditions of the Intercreditor Agreement and any and all fees, expenses, costs and premiums incurred in connection with such refinancing or replacement may not be paid in cash until the Obligations hereunder are paid in full, in cash; (ii) indebtedness in respect of Capital Lease Obligations and Purchase Money Obligations, in an aggregate principal amount not to exceed $5,000,000, financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by any Borrower after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset; (iii) unsecured intercompany indebtedness between or among the Borrowers that is evidenced by a promissory note accompanied by an allonge executed in blank and delivered to the Lender upon the incurrence of such indebtedness; (iv) unsecured intercompany indebtedness of the Parent Borrower pursuant to the Intercompany Note, which shall be subject to the Intercompany Note Subordination Agreement (and any refinancing or replacement indebtedness in respect thereof, provided that such refinancing or replacement indebtedness will be subjected to a subordination agreement substantially consistent with the Intercompany Note Subordination Agreement and otherwise acceptable to the Lender); (v) indebtedness incurred pursuant to the King Forward Secured Notes in an aggregate principal amount not to exceed US $2,405,436, including the King Forward Guarantees issued in connection therewith; (vi) indebtedness incurred pursuant to the Continental Secured Note in an aggregate principal amount not to exceed US $2,695,660; (vii) unsecured intercompany indebtedness of DTV America Corporation in an aggregate principal amount not to exceed US $2,500,000 and incurred pursuant to the Intercompany Unsecured Bridge Notes, which shall be subject to the Intercompany Note Allonge; (viii) indebtedness incurred pursuant to the Mako Note in an aggregate principal amount not to exceed US $3,582,849; and (ix) indebtedness incurred pursuant to the DTV Notes in an aggregate principal amount not to exceed US $2,652,023.56.
1.80 “Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.
1.81 “Permitted Liens” means (i) Liens securing indebtedness incurred pursuant to clauses (i), (v) or (vi) of the definition of “Permitted Indebtedness”; (ii) Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under real estate lease or license arrangements entered into in the ordinary course of business of the Borrowers; (iii) licenses or sublicenses of (or other grants of rights to use) Intellectual Property in the ordinary course of business and consistent with past practice which do not secure any Indebtedness for borrowed money or between or among Borrowers; (iv) inchoate mechanics and similar Liens for labor, materials or supplies to the extent securing amounts which are not yet due and payable; (v) Liens under Capital Lease Obligations, provided, that (1) any such Lien attaches to such property concurrently with the acquisition thereof and (2) such Lien

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attaches solely to the property so acquired in such transaction (and the proceeds therefrom); (vi) Liens for taxes, assessments and other governmental charges or levies (1) not yet due or for which installments have been paid based on reasonable estimates pending final assessments or (2) the validity, applicability or amount of which is being contested diligently and in good faith by appropriate proceedings by that Person and in respect of which adequate reserves under GAAP are established and maintained; (vii) Liens on equipment arising from precautionary UCC financing statements regarding operating leases of equipment; (viii) Liens on the common stock of HC2 Broadcasting License pledged by HC2 Broadcasting Inc. in favor of the King Forward Lenders; (ix) Liens securing indebtedness incurred pursuant to the secured notes referenced in clauses (iv) and (v) of the definition of “DTV Notes”; and (x) Liens granted in favor of the Collateral Agent pursuant to the Intercreditor Agreement.
1.82 “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any Subsidiary of any Borrower or any ERISA Affiliate, or any such Plan to which any Borrower or any Subsidiary of any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees, in each case, for which any Borrower or any Subsidiary of any Borrower could have liability.
1.83 “Pledged Stock” means, collectively, the Intermediate Pledged Stock and the Subsidiary Pledged Stock.
1.84 “Preferred Equity Agreement” means the Series A Securities Purchase Agreement, dated as of December 3, 2018, by and among Continental General Insurance Company and Parent Borrower, together with the Amended and Restated Certificate of Designation of Series A Fixed Rate Preferred Stock of HC2 Broadcasting Holdings Inc., dated as of the date hereof, in each case, as in effect on the date hereof.
1.85 “Proxies” means each Irrevocable Proxy and Power of Attorney executed by any Stockholder pursuant to the Investor Rights Agreement.
1.86 “Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets or the cost of installation, construction or improvement of any fixed or capital assets; provided, however, that (i) such indebtedness is incurred within 30 days after such acquisition, installation, construction or improvement of such fixed or capital assets by such Person and (ii) the amount of such indebtedness does not exceed the lesser of 100% of the fair market value of such fixed or capital asset or the cost of the acquisition, installation, construction or improvement thereof, as the case may be.

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1.87 “Revolving Credit Agreement” means the Credit Agreement dated as of April 3, 2019, by and among HC2 Holdings, Inc., as the borrower, each of the guarantors party thereto and MSD PCOF Partners IX, LLC (together with any of its successors and assigns) as the lender, as amended, restated, supplemented or otherwise modified from time to time.
1.88 “Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
1.89 “Security Documents” means this Note, any mortgages, deeds of trust, deeds to secure debt, security agreements, security trust agreements, pledge agreements, joinders, agency agreements, control agreements, intellectual property security agreements and other instruments and documents pursuant to which a lien or security interest in any asset of any Borrower is granted or Additional Collateral is pledged, assigned or granted to the Lender, in each case, to secure the Obligations hereunder, as each may be amended, restated, supplemented or otherwise modified from time to time.
1.90 “Solvent” means, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (v) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
1.91 “Stockholder” has the meaning set forth in the Investor Rights Agreement.
1.92 “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned or controlled, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and/or one or more Subsidiaries of such Person. Notwithstanding the foregoing, DTV America Corporation, a Delaware corporation, shall be deemed to be a Subsidiary of HC2 Broadcasting Inc. for all purposes hereunder.

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Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of any Borrower.
1.93 “Subsidiary Borrowers” has the meaning set forth in the introductory paragraph.
1.94 “Subsidiary Pledged Stock” means all shares of capital stock issued by the each of the Subsidiary Borrowers and all shares of capital stock issued by DTV America Corporation and held by any of the Borrowers, any certificates evidencing any such shares, and any distribution of property and dividends made on, in respect of or in exchange for the foregoing from time to time.
1.95 “Trademarks” means all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a’s, internet domain names, trade styles, designs, logos and other source or business identifiers and all general intangibles of like nature, which are the subject of a pending application, or now or hereafter owned, by the Borrowers, all applications, registrations and recordings thereof, and all reissues, extensions or renewals thereof, together with all goodwill of the business symbolized thereby.
1.96 “Voting Agreement” means that certain Voting Agreement dated as of June 27, 2017, among HC2 Broadcasting Inc. (formerly known as DTV Holding Inc.), Great American Life Insurance Company, and Great American Insurance Company.
1.97 “Voting Stock” means, with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
2. Disbursement Mechanics; Conditions to Disbursement.
2.1 Disbursement. The entire principal amount of this Note will be disbursed on the Closing Date to be used in accordance with Section 7.1(l). The Borrowers shall not have the right to redraw any amount prepaid or repaid hereunder.
2.2 Conditions to Disbursement. The Lender’s obligation to make the disbursement of the principal sums set forth on Annex I hereto on the Closing Date (the “Disbursement”) is subject to the condition precedent that the conditions set forth below and that such Lender shall have received, in form and substance satisfactory to such Lender, such documents, and the completion of such other matters, as such Lender may reasonably deem necessary or appropriate, including, without limitation:
(a) this Note duly executed by the Borrowers;
(b) each other document designated as a “Closing Item” on the closing agenda attached as Exhibit A hereto;

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(c) the representations and warranties of the Borrowers contained in Section 7.3 herein, or which are contained in any Note Document furnished at any time under or in connection herewith, shall be true and correct in all respects on and as of the date of the Disbursement;
(d) all reasonable and documented fees (i) of counsel to the Lender in connection with the Note Documents and (ii) under the Fee Letter shall be paid; and
(e) no Default shall exist, or would result from the Disbursement or from the application of the proceeds thereof.
3. Interest.
3.1 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of this Note shall bear interest at the Interest Rate from the date hereof until the Obligations are paid in full, in cash, whether at maturity, upon prepayment or acceleration, or otherwise.
3.2 Interest Payment. Interest shall be due and payable on the Interest Payment Date. All interest, if any, that may accrue after the Maturity Date shall be payable on demand.
3.3 Default Interest. If any amount payable hereunder (including, without limitation, interest and principal) is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full, in cash.
3.4 Computation of Interest. All computations of interest shall be made on the basis of a year of 365 days, and the actual number of days elapsed. Interest shall accrue daily from and after the Closing Date, and shall not accrue on the day on which the Obligations are paid in full, in cash.
3.5 Interest Rate Limitation. In no event whatsoever shall the amount of interest charged, taken or received hereunder exceed the maximum amount permitted by Law. If at any time and for any reason whatsoever, the Interest Rate payable under this Note shall exceed the maximum rate of interest permitted to be charged by the Lender to the Borrowers under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law, and that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable Law shall be deemed a voluntary prepayment of principal.

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4. Final Payment Date; Prepayment.
4.1 Final Payment Date. The aggregate of the unpaid principal, all accrued and unpaid interest, and all other amounts payable, but unpaid, under this Note shall be due and payable on the Maturity Date.
4.2 Prepayment.
(a) [Reserved].
(b) The Borrowers may on any one or more occasions voluntarily prepay this Note in whole or in part at a prepayment price equal to 100% of the principal amount of this Note, plus accrued and unpaid interest on the principal amount of this Note being prepaid to, but not including, the date of prepayment.
(c) The Borrowers may on any one or more occasions voluntarily prepay any Existing Note only if the Borrowers first offer in writing to the Lender to prepay this Note and the Lender (i) rejects in writing such prepayment in whole or in part, in which case, any rejected amount may be applied to the Existing Note or (ii) accepts in writing such prepayment, resulting in the payment in full of all Obligations under this Note, in which case any excess amount may be applied to the Existing Note.
(d) Any such prepayment or offer to prepay will be preceded by at least five (5) Business Day’s prior written notice, with such notice specifying the planned prepayment date. Any such notice may be conditional.
5. Payment Mechanics.
5.1 Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America on the date on which such payment is due by wire transfer of immediately available funds to the Lender’s account at a bank specified by such Lender in writing to the Borrowers from time to time. All payments hereunder shall be made without deduction or setoff of any kind, provided however, that if applicable Law requires the Borrowers to withhold or deduct any tax, levy or fee of any kind, such tax shall be withheld or deducted in accordance with such law. If the Borrowers’ are required to deduct any amount in respect of any tax, levy or fee of any kind, the Borrowers’ shall pay such additional amount so that, after deduction of any required amount, the Lender receives the full amount due hereunder; provided, however, the Borrowers shall not be required to pay any additional amounts with respect to taxes, levies or fees imposed on or measured by net income (however denominated) and similar taxes, levies or fees imposed on or measured by net income (however denominated).
5.2 Application of Payments. All partial payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to

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accrued but unpaid interest, and third to the payment of the principal amount outstanding under this Note.
5.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.
5.4 Rescission of Payments. If at any time any payment made by the Borrowers under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, the Borrowers’ obligation to make such payment shall be reinstated as though such payment had not been made.
5.5 Right of Contribution. If any payment is made under this Note by any Borrower, including pursuant to a collection under Section 9:
(a) Subject to Section 5.5(c), such Borrower shall be entitled to contribution in respect of such payment and shall be entitled to demand and enforce contribution in respect of such payment from each other Borrower which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Borrower pays its fair share of such payment.
(b) If and whenever any right of reimbursement or contribution becomes enforceable by any Borrower against the other Borrowers, such Borrower shall be entitled, subject to and upon (but not before) the indefeasible payment in full, in cash, to the Lender by of all of the outstanding Obligations of the Borrowers under the Note Documents, to be subrogated to the security interest that may then be held by the Lender upon the Collateral securing or purporting to secure the Obligations. If subrogation is demanded by any Borrower, then, after discharge of this Note following payment in full, in cash, to the Lender of all of the outstanding Obligations of the Borrowers under the Note Documents, the Lender shall deliver to the Borrower making such demand (at the cost of such Borrower) an instrument satisfactory to the Lender transferring, on a quitclaim basis without any recourse, representation, warranty or any other obligation whatsoever, whatever security interest the Lender then may hold in the Collateral securing the Obligations.
(c) All rights and claims arising under this Section 5.5 shall be fully subordinated to the rights of the Lender under this Note prior to the indefeasible payment in full, in cash, to Lender of the principal amount of, and interest on, this Note and the payment in full, in cash, of all other outstanding Obligations of the Borrowers under the Note Documents. Prior to such payment, no Borrower may demand, enforce or receive any

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collateral security, payment or distribution whatsoever on account of any such right or claim.
6. Security Interest; Intercreditor Matters.
6.1 Grant.
Each Borrower, as collateral security for the prompt and complete payment and performance when due of the Obligations, whether now existing or hereafter incurred, matured or unmatured, direct or indirect, primary or secondary or due or to become due, hereby grants to the Lender a first priory lien on and security interest in all of such Borrower’s right, title and interest, whether now owned or hereafter acquired, in the Additional Collateral including but not limited to the Pledged Stock, provided that this Agreement shall not constitute a grant of a security interest in, and the term “Additional Collateral” shall not include: (A) any property to the extent that and for as long as a grant of a security interest in such property (i) is prohibited by any applicable law or, (ii) requires a filing with or consent from any entity or person pursuant to any applicable law that has not been made or obtained, (B) any lease, license or agreement to the extent a grant of a security interest in such lease, license or agreement, constitutes a breach or default under or results in the termination of, or requires any consent not obtained under such lease, license or agreement, except to the extent that such applicable provisions of any such lease, license or agreement is ineffective under applicable law or would be ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC to prevent the attachment of the security interest granted hereunder, (C) any right, title or interest in any applications for the registration for any Trademarks filed in the United States Patent and Trademark Office pursuant to 15 U.S.C. §1051 Section 1(b), unless and until acceptable evidence of use of the mark in interstate commerce is submitted to the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.) to the extent, if any, that, and during the period, if any, in which granting a security interest in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application or of any registration that issues therefrom, (D) any leaseholds of real property, (E) any Excluded Accounts, (F) is in assets subject to a lien securing Capital Lease Obligations or Purchase Money Obligations, in each case as permitted under this Note, if the contract or other agreement in which such lien is granted prohibits the creation of any other lien on such assets, except to the extent that applicable provisions of any such contract or agreement is ineffective under applicable law or would be ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC to prevent the attachment of the security interest granted hereunder, or (G) subject to Section 6.3(b) below, shares of capital stock of HC2 Broadcasting License (the foregoing clauses (A) through (G), collectively, shall be referred to hereafter as the “Excluded Collateral”); provided, that, automatically upon the payment in full or other irrevocable discharge of the obligations under the King Forward Secured Notes, or upon any other termination

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or release of the negative pledge set forth in the King Forward Pledge Agreement, all shares of capital stock of HC2 Broadcasting License shall cease to constitute Excluded Collateral and shall be pledged to the Lender and constitute Additional Collateral for all purposes under this Note.
6.2 Filings. Each Borrower hereby authorizes the Lender to file, in any filing office as “Secured Party”, without any further action by any Borrower, financing statements and amendments to financing statements describing the Collateral as the Lender determines in its sole discretion, including financing statements listing “All Assets, whether now owned or hereafter acquired,” or words of similar effect, in the collateral description therein.
6.3 Further Assurances; Expenses. Each Borrower shall:
(a) promptly, upon the reasonable request of the Lender, and at the Borrowers’ expense, execute, acknowledge and deliver, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of any Note Document or otherwise necessary or deemed by the Lender reasonably desirable for the continued validity, enforceability, perfection and first priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith;
(b) deliver or cause to be delivered to the Lender from time to time such other documentation, instruments, consents, authorizations and approvals in form and substance reasonably satisfactory to the Lender as the Lender shall reasonably deem necessary or advisable to perfect or maintain the validity, enforceability, perfection and first priority of the Liens on the Collateral pursuant to this Note, subject to Section 6.4. Upon payment in full, in cash, to Lender by the Borrowers of all of the outstanding Obligations of the Borrowers under the Note Documents, the Lender shall take all action and execute and deliver all documents to immediately discharge and release all Liens granted under this Note; and
(c) promptly upon the payment in full or other discharge of the obligations under the King Forward Secured Notes, or upon any other termination or release of the negative pledge set forth in the King Forward Pledge Agreement, the Borrowers shall deliver (or shall cause HC2 Broadcasting License to deliver) the following to the Lender, in each case in form and substance satisfactory to the Lender: (i) a joinder agreement whereby HC2 Broadcasting License agrees to become party to this Note as a Borrower for all purposes hereunder, and (ii) to the extent certificated, the certificates representing 100% of the equity interests of HC2 Broadcasting

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License together with undated stock powers executed in blank, as applicable.
6.4 Agreement Re: Secured Notes and Intercreditor Agreement. This Note is subject to the Agreement Re: Secured Notes and the Intercreditor Agreement with respect to the priority of any security interests, application of payments or the exercise of any rights and remedies. In the event of any conflict between this Note, the Agreement Re: Secured Notes and the Intercreditor Agreement, the Intercreditor Agreement shall govern and be controlling, other than with respect to Section 6.1. Notwithstanding anything to the contrary set forth in this Note, delivery, possession or control of any Controlled Shared Collateral and entering into any control agreement in connection with any deposit, securities or other account constituting Collateral shall, in each case, be in accordance with, and subject to, the terms of the Intercreditor Agreement.
6.5 Perfection. Notwithstanding anything to the contrary set forth in this Note, no Borrower shall be required to take any action or complete any filings with respect to any asset constituting Excluded Perfection Assets, it being understood and agreed that, as of the date hereof, there are no assets constituting Excluded Perfection Assets.
6.6 Investor Rights Agreement. In consideration of the Loan being extended by the Lender hereunder, HC2 Broadcasting Inc. hereby (a) assigns all of its rights and interests under the Investor Rights Agreement, the Voting Agreement, and each of the Proxies to the Lender; and (b) appoints the Lender as its designee for all purposes under the Investor Rights Agreement, the Voting Agreement, and each of the Proxies.
6.7 Termination. Upon payment in full of all Obligations (other than contingent Obligations not then due and payable), all Liens on and security interests in the Collateral created by the Security Documents to secure the Obligations shall be automatically released. In connection with any termination or release pursuant to this Section 6.7, the Lender shall execute and deliver to any Borrower (or its designee or representative), at such Borrower’s expense, all documents that such Borrower shall reasonably request to evidence such termination or release.
7. Covenants and Representations and Warranties.
7.1 Affirmative Covenants. Each Borrower covenants and agrees that it shall, and shall cause its Subsidiaries to:
(a) (x) commencing with the fiscal quarter ended September 30, 2019 (if applicable), provide, or shall cause to be provided, to the Lender, as soon as available, but in any event within seventy five (75) days after the end of each of the first three fiscal quarters of each fiscal year, and (y) commencing with the fiscal year ending December 31, 2019, one hundred

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twenty (120) days after the fiscal year, a consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter or year (as applicable), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter or year (as applicable) all in reasonable detail and prepared in accordance with GAAP (subject, in the case of quarterly statements, to usual year-end adjustments and the absence of full notes and deferred tax disclosure) together with a certification from an officer of the Parent Borrower that such statements fairly present, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Parent Borrower and its consolidated Subsidiaries in accordance with GAAP and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
(b) provide to the Lender, promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority affecting any Borrower, its Subsidiaries or any of their respective assets, in each case that has a claim for damages in excess of US $1,000,000 or that could otherwise result in a cost, expense or loss to such Borrower or its Subsidiaries in excess of US $1,000,000;
(c) provide to the Lender immediate written notice of any Default, Event of Default, any event or circumstance that could reasonably be expected to have a Material Adverse Change or the occurrence of a Material Adverse Change;
(d) provide to the Lender such other information respecting the business, operations, or property of the Borrowers and their Subsidiaries, financial or otherwise, as such Lender may reasonably request.
(e) comply with, and require all of its Subsidiaries, to comply with, all federal, state, and local laws and regulations, which are applicable to the operations and property of such Borrower and its Subsidiaries and maintain all related permits necessary for the ownership and operation of such Borrower’s and its Subsidiaries’ property and business.
(f) pay all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, such Borrower’s and its Subsidiaries’ personal property, equipment and inventory (other than taxes the amounts of which are not material and do not constitute a Lien on such Borrower’s and its Subsidiaries’ property that is not a Permitted Lien), except to the extent the validity thereof is being contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the

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non-payment thereof and with respect to which adequate reserves in accordance with GAAP, have been set aside for the payment thereof.
(g) at its own expense, maintain insurance (including, without limitation, comprehensive general liability and property insurance) with respect to the real and personal property of such Borrower and its Subsidiaries in such amounts, against such risks, in such form and with responsible and reputable insurance companies or associations as is required by any Governmental Authority, contracts to which each Borrower and its Subsidiaries is a party, or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and otherwise in amounts and with carriers reasonably acceptable to the Lender and the Lender shall be named as the loss payee with respect to all insurance relating to loss of any Collateral and shall be included as an additional insured under each liability policy.
(h) comply with all agreements under each Note Document.
(i) comply with all applicable Laws in all material respects.
(j) pay all material obligations as they become due.
(k) permit the Lender access to the Collateral and otherwise provide such information as the Lender shall reasonably request.
(l) use the net proceeds of this Note to repay in full, in cash, all non- contingent obligations under the Arena Notes and the MBI Secured Note on the Closing Date, pay fees, costs and expenses related to the Note Documents, including interest and principal payments, to pay the cash consideration for acquisitions, including fees, costs and expenses related to such acquisitions, and for general corporate purposes not in contravention of any Law or any Note Document.
(m) promptly upon receipt thereof, provide copies to Lender of all material notices and documents delivered to or by any Borrower or its Subsidiaries pursuant to any of the Existing Notes, the Amended and Restated Great American Note or the Preferred Equity Agreement.
(n) preserve, renew and maintain in full force and effect its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents.
(o) (i) other than as permitted in accordance with Section 7.2(g), maintain, preserve, protect and defend all FCC Licenses in full force and effect in the ordinary course consistent with past practice and maintain and preserve all of its material tangible properties and equipment necessary in the operation of its business in good working order and condition, ordinary

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wear and tear excepted; and (ii) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.
(p) conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in any other applicable jurisdiction, and maintain policies and procedures designed to promote and achieve compliance with such laws.
(q) (i) comply with all FCC media ownership rules set forth in Note 2 to 47 C.F.R. § 73.3555 and (ii) furnish to Lender, upon Lender’s request, detailed calculations demonstrating the total asset value of each FCC licensed broadcast station to permit Lender to determine whether the aggregate of Lender’s equity and debt interests in each FCC licensed broadcast station exceeds 33% of the total asset value of such FCC licensed broadcast station.
(r) promptly (and in any event no later than sixty (60) days after the Closing Date, as may be extended by the Lender in its sole discretion), deliver to the Lender (i) executed account control agreement(s) in form and substance reasonably satisfactory to the Lender with respect to any deposit or securities account of any of the Borrowers that is not an Excluded Account; (ii) executed landlord waivers in form and substance reasonably satisfactory to the Lender with respect to each property identified in Schedule 7.1(r) (provided that, notwithstanding anything to the contrary, the Borrowers shall not be deemed to have breached their obligations under this clause (ii) to the extent that they are using their reasonable best efforts to obtain such executed landlord waivers); (iii) an amendment to the New York Channel Sharing Agreement in form and substance reasonably satisfactory to the Lender and duly executed by each of the parties thereto pursuant to which HC2 Holdings, Inc. is removed as a party to the New York Channel Sharing Agreement; and (iv) insurance certificates evidencing compliance with Section 7.01(g).
7.2 Restrictions. Each Borrower covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Lender:
(a) permit any other Lien of any kind to attach to or be imposed upon any of the Collateral except for Permitted Liens.
(b) incur any indebtedness other than Permitted Indebtedness and accounts payable incurred in the ordinary course on customary terms (it being understood that (x) the accrual or accretion of interest or payments in kind (and not in cash) or (y) any extension of scheduled date of maturity of any loan or debt (which is Permitted Indebtedness) pursuant to any instrument,

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agreement, document or letter, shall, in each case, not be deemed to be an incurrence of indebtedness).
(c) change its legal name, form of legal entity, or jurisdiction of organization.
(d) make or pay or declare any dividends, return any capital, or make any other payment of cash or distribution of property on account of its equity interests, except for any such dividends or distributions that (x) accrue or are paid in kind (and not in cash) or (y) are made by one Borrower that are substantially concurrently invested in the common equity capital of, or contributed to the equity capital of, any other Borrower.
(e) operate outside the ordinary course of business consistent with past practice (it being understood and agreed that, for absence of doubt, the ordinary course of the Borrowers’ business consistent with past practice includes the consummation of acquisitions of broadcasting businesses and assets and related businesses and assets) or make any investment in, or acquire all or substantially all of the assets of any other person or entity (including, without limitation, any Subsidiary) outside the ordinary course of business consistent with past practice (it being understood and agreed that, for absence of doubt, the ordinary course of the Borrowers’ business consistent with past practice includes the consummation of acquisitions of broadcasting businesses and assets and related businesses and assets); provided, that (i) to the extent that any such acquisition or investment is proposed to result in any Borrower owning a Subsidiary that is not party to this Note and the Note Documents, within five (5) Business Days of such acquisition or investment, such Subsidiary shall join this Note and the Note Documents as a Borrower and shall grant a first priority security interest and lien in substantially all of its assets, including Additional Collateral, but excluding in any event the Excluded Collateral and (ii) no joint venture may be entered into in connection with any acquisition or investment otherwise permitted hereunder.
(f) permit or cause the sale of any assets of such Borrower or its Subsidiaries except (i) as permitted by Section 7.2(g) with respect to silent licenses or construction permits or (ii) for sales of any such assets not constituting Collateral individually or in the aggregate with a fair market value not to exceed US $2,500,000 during the term of this Note.
(g) sell, transfer, lease, change the registration, if any, dispose of, attempt to dispose of, modify, amend or abandon the Collateral, including the FCC Licenses, except to the extent mandated by the FCC pursuant to a consent decree, agreement or order entered into with the FCC after the date of this Note and approved by the Lender or otherwise applicable to other similarly situated holders of FCC Licenses; provided, however, that, the Borrowers may (i) change the registration (other than in connection with a

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sale or transfer), amend or modify FCC Licenses in the ordinary course of business consistent with past practice; (ii) change the registration (other than in connection with a sale or transfer), amend or modify an FCC License if such change of registration, amendment or modification would be reasonably expected to preserve or increase the value of such FCC License; (iii) abandon in the ordinary course of business and consistent with past practice any FCC License that is either a silent license or a construction permit and which in the good faith determination of the Borrowers either (x) has a nominal value (taking into account the intended use of such License to any Borrower) or (y) is duplicative with other FCC Licenses owned by the Borrowers; or (iv) exchange an FCC License that is a silent license or a construction permit and any assets related to such FCC License for assets in an amount not less than the fair market value of the FCC License and related assets being exchanged, in each case in the ordinary course of business and consistent with past practice and subject to an aggregate cap of US $5,000,000 in fair market value of all such exchanged FCC Licenses (together with the fair market value of any assets related to such FCC Licenses), in the case of clause (iii) or (iv) if such transaction exceeds US $100,000, as determined by the board of directors of the applicable Borrower.
(h) in any single transaction or series of transactions, directly or indirectly (1) wind up its affairs, liquidate or dissolve; (2) be a party to any merger or consolidation; or (3) sell, convey, transfer or otherwise dispose of all or substantially all of its assets (other than a transfer or disposition to another Borrower or to an entity that substantially concurrently with such transfer or disposition will become a Borrower and a party to the Note Documents and will grant a first priority security interest and lien in substantially all of its assets, including Additional Collateral, but excluding in any event the Excluded Collateral).
(i) enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of its Affiliates (other than transactions between the Borrowers); provided, that the restrictions in this Section 7.2(i) shall not apply to: (i) any sale or disposition of silent licenses and/or construction permits permitted by Section 7.2(f) that are on terms no less favorable to such Borrower than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate (as determined by the board of directors of the Parent Borrower) and in connection therewith such Borrower provides written notice to the Lender at least three (3) Business Days prior to the consummation of such transaction (which such notice shall include all material terms and conditions of such transaction), (ii) any other

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transaction or series of transactions approved by Lender, (iii) the agreements set forth in Schedule 7.2(i) (to the extent performed in accordance with past practice), and (iv) reimbursement of expenses in the ordinary course of business, including reimbursement of expenses associated with employee-benefit plans, travel expenses incurred on a shared corporate card programs, shared facility costs, overhead expenses associated with shared office space and financial systems resources, and professional service fees; provided, however, that any such reimbursements permitted under this clause (iv) shall not exceed US $3,000,000 in the aggregate in any fiscal year.
(j) directly or indirectly form a Subsidiary unless within five (5) Business Days of such formation, such Subsidiary shall join this Note and the Note Documents as a Borrower and shall grant a first priority security interest and lien in substantially all of its assets, including Additional Collateral.
(k) amend, restate, supplement or otherwise modify the Preferred Equity Agreement, the Investor Rights Agreement, any of the Proxies, the Voting Agreement, any Existing Note, any Channel Sharing Agreement (other than as contemplated by Section 7.1(r)), or the King Forward Pledge Agreement in any respect.
(l) directly or indirectly use the net proceeds of this Note for any purpose which could breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in any other applicable jurisdiction.
(m) take any action, or knowingly omit to take any action, which action or omission could reasonably be expected to have the result of materially impairing the perfection or priority of the security interest with respect to the Collateral for the benefit of the Lender.
(n) incur, or permit any ERISA Affiliate to incur, any liability, actual or contingent, with respect to a Pension Plan.
(o) Subject to Section 7.1(r), permit any Affiliate of any Borrower that is not a Borrower to be a party to any Channel Sharing Agreement.
7.3 Representations and Warranties. As an inducement for the transactions in connection with this Note, each Borrower shall cause the following representations and warranties to be true with respect to itself and its Subsidiaries as applicable, until all Obligations under this Note is discharged in full, in cash:
(a) each Borrower and its Subsidiaries is a corporation, duly organized, validly existing and in good standing under the Laws of Delaware and has the power and authority to own its property and to carry on its business in

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each jurisdiction in which such Borrower or Subsidiary has material operations or assets.
(b) each Borrower has full power and authority to execute and deliver this Note and the other Note Documents and to incur and perform the obligations provided for herein and therein, respectively, all of which have been duly authorized by all proper and necessary action of the board of directors of such Borrower. No consent or approval of any public authority or other third party is required as a condition to the validity of this Note and any other Note Documents, and each Borrower and its Subsidiaries is in compliance with all Laws and regulatory requirements to which it is subject.
(c) this Note and the other Note Documents constitute the valid and legally binding obligation of each Borrower, enforceable against such Borrower in accordance with its terms.
(d) except as disclosed to the Lender in writing and acknowledged by the Lender prior to the date of this Note as set forth on Schedule 7.3(d) hereto, (1) there is no action, claim, notice of violation, order to show cause, complaint, investigation, or proceeding involving any Borrower or its Subsidiaries pending or, to the knowledge of any Borrower, threatened before any court or Governmental Authority, agency or arbitration authority that could result in a Material Adverse Change or (2) there is no material outstanding decree, decision, judgment, or order that has been issued by any court, Governmental Authority, agency or arbitration authority against such Borrower or its FCC Licenses.
(e) there is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of each Borrower and its Subsidiaries and no provision of any existing agreement, mortgage, indenture or contract binding on such Borrower or its Subsidiaries or affecting its or its Subsidiaries’ property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Note and any other Note Document.
(f) except as set forth on Schedule 7.3(f) hereto or as would not result in a Material Adverse Change, all taxes and assessments due and payable by each Borrower and its Subsidiaries have been paid or are being contested in good faith by appropriate proceedings and such Borrower and its Subsidiaries have filed all tax returns which it is required to file.
(g) neither any Borrower nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

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(h) each Borrower’s chief executive office is located at its address for notice herein.
(i) on the date of this Agreement, (i) the capitalization of each Borrower and its Subsidiaries is as set forth on Schedule 7.3(i), which Schedule 7.3(i) shall also include the number of shares of common stock of each Borrower and its Subsidiaries outstanding as of the date hereof, (ii) no Person has any right of first refusal, preemptive right, right of participation, or any similar right in respect of the capital stock of such Borrower or any Subsidiary of any Borrower except as set forth on Schedule 7.3(i), (iii) except as set forth on Schedule 7.3(i), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of common stock, or contracts, commitments, understandings or arrangements by which each Borrower or any of its Subsidiaries is or may become bound to issue additional shares of common stock or Common Stock Equivalents, (iv) all of the outstanding shares of capital stock of each Borrower and its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities, (v) except as set forth on Schedule 7.3(i), there are no stockholders agreements, voting agreements or other similar agreements with respect to any Borrower’s capital stock to which such Borrower is a party or, to the knowledge of such Borrower, between or among any of such Borrowers’ stockholders, (vi) no Person has any right to cause any Borrower to effect the registration under the Securities Act of any securities of such Borrower or any of its Subsidiaries and (vii) no Borrower has any Subsidiaries.
(j) the property of each Borrower (and each Subsidiary of each Borrower) is subject to no Liens, other than Permitted Liens.
(k) the property of each Borrower (and each Subsidiary of each Borrower) is insured with financially sound and reputable insurance companies in such amounts as are customarily carried by companies engaged in similar businesses and owning similar properties.
(l) ERISA Compliance.
(i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination

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letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of each Borrower, nothing has occurred that would prevent or cause the loss of such tax qualified status. No Plan is maintained outside the United States.
(ii) there are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.
(iii) neither the Borrowers nor any ERISA Affiliate currently maintains or has ever maintained or been required to contribute to a Pension Plan. None of the Plans is a Multiemployer Plan and neither the Borrowers nor any ERISA Affiliate are required to contribute to, or have ever been required to contribute to, a Multiemployer Plan. Neither the Borrowers nor any ERISA Affiliate has incurred any liability relating to Title IV of ERISA, and no fact or event exists which would give rise to such liability.
(m) the Parent Borrower has no Subsidiaries other than those specifically disclosed in Schedule 7.3(m) (which schedule may be updated upon acquisition or formation of a Subsidiary permitted under this Note), and all of the outstanding equity interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Parent Borrower or a Subsidiary of the Parent Borrower in the amounts specified on Schedule 7.3(m) free and clear of all Liens, other than Permitted Liens. No Borrower has any equity investments in any other Person other than those specifically disclosed in Schedule 7.3(m) (as may be updated from time to time). All of the outstanding equity interests in the Parent Borrower have been validly issued and are fully paid and nonassessable.
(n) no Borrower nor any of its Subsidiaries is engaged, and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying margin stock.

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(o) no Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
(p) no report, financial statement, certificate or other information furnished by or on behalf of any Borrower or any of its Subsidiaries to the Lender in connection with the transactions contemplated hereby and under the other Note Documents (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(q) each Borrower and its Subsidiaries own, or possess the right to use, all of the Trademarks, service marks, trade names, Copyrights, Patents, patent rights, licenses and other intellectual property rights that are reasonably expected to be necessary for the operation of their respective businesses, as currently conducted, without conflict with the rights of any other Person, except where the failure to own, license or have the right to use would not, individually or in the aggregate, result in a Material Adverse Change. Except as specifically disclosed in Schedule 7.3(d), no claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Borrower, threatened against any Borrower or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.
(r) each Borrower is, both individually and together with its Subsidiaries on a consolidated basis, Solvent.
(s) neither any Borrower, nor any of its Subsidiaries, nor, to the knowledge of any Borrower, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is majority owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) organized or resident in a Designated Jurisdiction.
(t) each Borrower and its Subsidiaries are in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable similar anti-corruption legislation in any other applicable jurisdiction.

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8. Events of Default. Each Borrower covenants and agrees that the occurrence of any of the following shall constitute an Event of Default hereunder:
8.1 Failure to Pay. The Borrowers fail to pay any principal amount of, or interest on, or any fees, costs or expenses with respect to, the Loan and the Obligations when due.
8.2 Breach of Covenants. Except (i) for matters otherwise addressed in this Section 8, (ii) any breach of Section 7.1(l), (n) or (p), each of which shall have no grace period and (iii) any breach of Section 7.1(c) or 7.2, each of which shall have a grace period of seven (7) days, any Borrower fails to observe or perform any covenant, condition or agreement contained in this Note or any other Note Document and such failure continues for fifteen (15) days.
8.3 Bankruptcy. Any Borrower or any of its Subsidiaries files a petition in bankruptcy or under any similar insolvency Law, makes an assignment for the benefit of creditors, if any petition in bankruptcy or under any similar insolvency Law is filed against any Borrower or any of its Subsidiaries and such petition is not dismissed within thirty (30) days after the filing thereof, or any Borrower or any of its Subsidiaries is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.
8.4 Judgments. One or more judgments, orders, decisions or decrees shall be entered against any Borrower or any of its Subsidiaries and all of such judgments, orders, decisions or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof.
8.5 Breach of Representations and Warranties. Any representation or warranty made by any Borrower under this Note, any Note Document or any statement of fact or representation made by any Borrower in any report, financial statement, certificate or other document furnished to the Lender pursuant to this Note or any Note Document, shall prove to have been false or misleading in any material respect when made or delivered.
8.6 Change in Control. A Change in Control shall occur.
8.7 Material Adverse Change. Any Material Adverse Change shall occur.
8.8 Note Documents. Any provision of any Note Document at any time after its execution and delivery and for any reason other than (i) as permitted hereunder or thereunder, or (ii) in connection with the satisfaction in full of all of the Obligations (other than contingent Obligations not then due and payable), ceases to be in full force and effect; or any Borrower or any other person contests in any manner the validity and enforceability of any provision of any Note Document; or any Borrower denies that it has any or further liability or obligation under any the

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Note Document, or purports to revoke, terminate or rescind any provisions of any Note Document.
8.9 Cross Default. Any Borrower or any Subsidiary (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of (A) the Amended and Restated Great American Note; (B) any indebtedness of any Borrower or any Subsidiary, individually or in the aggregate, exceeding US $1,000,000, other than under the Existing Notes or the Amended and Restated Great American Note; (C) any indebtedness under the Existing Notes and such payment default causes or permits the applicable lender under any such Existing Note to exercise any enforcement action or enact any remedy under the applicable Existing Note; or (D) any indebtedness under the Revolving Credit Agreement (the indebtedness under this clause (i) is referred to herein collectively as the “Material Indebtedness”), or (ii) fails to observe or perform any other agreement or condition relating to such Material Indebtedness, and such default or other event causes or permits a holder or holders of such Material Indebtedness to cause (after any applicable grace period), with the giving of notice if required, such Material Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such indebtedness to be made, prior to its stated maturity.
8.10 Preferred Equity Agreement. Any Borrower or any of its Subsidiaries shall default in the payment or performance of any obligation under the Preferred Equity Agreement, or any document related thereof, resulting in a Trigger Event as defined thereunder as of the date hereof.
9. Remedies.
9.1 Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Lender may at its option, (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable, and/or (b) exercise any or all of its rights, powers or remedies under applicable Law, including, without limitation, the rights of a secured party under the UCC; provided, however that, if an Event of Default described in Section 8.3 shall occur, the principal of and accrued interest on the Loan and all other Obligations shall become immediately due and payable without any notice, declaration or other act on the part of the Lender. The Borrowers waive demand, notice of Default or dishonor, notice of payment and nonpayment, notice of any Default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which the Borrowers are liable.
9.2 Other Rights. In addition to all other rights, options and remedies granted to the Lender under this Note and any other Note Document (each of which is also then

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exercisable by the Lender), the Lender may, upon the occurrence of an Event of Default, exercise any other rights granted to the Lender under the UCC and any other applicable Law, including, without limitation, each and all of the following rights and remedies:
(a) the right to take possession of, send notices, and collect directly the Collateral, with or without judicial process (including, without limitation the right to notify the United States postal authority to redirect all mail addressed to the Borrowers to an address designated by the Lender).
(b) by the Lender’s own means or with judicial assistance, enter the Borrowers’ premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises without any liability for rent, storage, utilities or other sums, and the Borrowers shall not resist or interfere with such action.
(c) require the Borrowers at its expense to assemble all or any part of the Collateral and make it available to the Lender at any place designated by the Lender.
9.3 Notice of Sale; Non-Interference. The Borrowers hereby agrees that a notice received by it at least ten (10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. The Borrowers covenant and agree not to interfere with or impose any obstacle to the Lender’s exercise of its rights and remedies with respect to the Collateral after the occurrence of an Event of Default hereunder.
9.4 No Obligation. The Lender shall have no obligation to prepare the Collateral for sale, including repair of damaged Collateral or completion of work in progress into finished goods for disposition.
9.5 Other Provisions. If the Lender sells any of the Collateral upon credit, the Borrowers will only be credited with payments actually made by the purchaser thereof that are received by the Lender. The Lender may, in connection with any sale of the Collateral, specifically disclaim any warranties of title, possession, quiet enjoyment or the like. In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Lender is legally entitled, the Borrowers shall be liable for the deficiency, together with interest thereon at the highest rate allowed by applicable Law for interest on overdue principal thereof or such other rate as shall be fixed by applicable Law, together with the costs of collection and the reasonable fees, costs, expenses and other charges of any attorneys employed by the Lender to collect such deficiency.
9.6 Order; Remedies Cumulative. The Lender shall have the right to proceed against all or any portion of the Collateral in any order. All rights and remedies granted

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the Lender hereunder and under any agreement referred to herein, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and the Lender may proceed with any number of remedies at the same time until all Obligations under the Note Documents are satisfied in full, in cash.
9.7 No Duties. The powers conferred on the Lender in this Section 9 are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Lender shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.
9.8 FCC Compliance. Notwithstanding anything to the contrary contained herein or in any other agreement, instrument or document executed in connection herewith, no party hereto shall take any actions hereunder that would constitute or result in a transfer or assignment of any FCC License or a change of control over such FCC License requiring the prior approval of the FCC without first obtaining such prior approval of the FCC. In addition, the parties acknowledge that, solely to the extent required under applicable Law, the voting rights of any equity interests shall remain with the relevant Borrower thereof even upon the occurrence and during the continuance of an Event of Default until the FCC shall have given its prior consent to the exercise of stockholder rights by a purchaser at a public or private sale of such equity interests or the exercise of such rights by the Lender or by a receiver, trustee, conservator or other agent duly appointed pursuant to applicable Law.
10. Indemnification.
10.1 Generally. The Borrowers hereby agree to indemnify and hold harmless the Lender and its Affiliates, and each of their respective direct and indirect owners, directors, managers, officers, members, beneficiaries, partners, employees, agents, advisors, representatives, attorneys, successors and assigns (each an “Indemnified Person”) to the fullest extent permitted by Law, against all expenses, liabilities and losses (including, but not limited to, attorney fees, judgments, fines, fees, excise taxes or penalties) incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is a Lender to or equityholder of the Borrowers (or an Affiliate thereof) or in connection with, arising under, resulting from, or relating to this Note, any other Note Document or the Loan, the Obligations, the use of proceeds of this Note by the Borrowers or their respective Subsidiaries, or the Borrowers’ obligations hereunder, including, without limitation, claims of third parties. Expenses, including attorneys’ fees and expenses, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Borrowers in advance of the final disposition of such proceeding, including any appeal

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therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Borrowers. The right to indemnification and the advancement of expenses conferred in this Section 10.1 shall survive payment in full of the Obligations under the Note Documents and shall not be exclusive of any other right which the Lender may have or hereafter acquire under any statute, agreement, Law, or otherwise. This Section 10.1 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.
10.2 Savings Clause. If this Section 10 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Borrowers shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 10 to the fullest extent permitted by any applicable portion of this Section 10 that shall not have been invalidated and to the fullest extent permitted by applicable Law.
11. Miscellaneous.
11.1 Notices.
(a) All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing and shall be given by personal delivery or nationally recognized overnight courier, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:
(i) If to the Borrowers:
HC2 Broadcasting Holdings Inc.
HC2 Broadcasting Intermediate Holdings Inc.
HC2 Station Group, Inc.
HC2 LPTV Holdings, Inc.
HC2 Broadcasting Inc.
HC2 Network Inc.

c/o HC2 Holdings, Inc.
450 Park Avenue, 30th Floor
New York, New York 10022
Attn: Rebecca Hanson
(ii) If to the Lender:
c/o MSD Partners, L.P.
645 Fifth Avenue, 21st Floor
New York, New York 10022-5910

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Attn: Marcello Liguori
With copies to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attn: Daniel Papermaster
Attn: Kristen V. Campana
(b) Notices are deemed received (i) when delivered, if personally delivered, (ii) on the next Business Day after tender for delivery if delivered by reputable overnight courier service.
11.2 Governing Law. THIS NOTE AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES WHICH WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF NEW YORK.
11.3 Submission to Jurisdiction. Each Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Note may be brought in the state and federal courts located in the State of New York, County of New York, Borough of Manhattan and (ii) submits to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment against any Borrower in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. Nothing in this Section 11.3 shall affect the right of the Lender to (i) commence legal proceedings or otherwise sue the Borrowers in any other court having jurisdiction over the Borrowers or (ii) serve process upon the Borrowers in any manner authorized by the Laws of any such jurisdiction.
11.4 Venue. The Borrowers irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 11.3 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
11.5 Waiver of Jury Trial. EACH BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

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11.6 Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single instrument. This Note and the Agreement Re: Secured Notes constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.
11.7 Costs. The Borrowers agree to pay to the Lender the costs and expenses (excluding, for the avoidance of doubt, net income and other taxes) incurred by the Lender, including legal fees, in connection with (a) preparation, negotiation, execution, delivery and administration of the Note Documents, (b) the transactions contemplated by the Note Documents, including, but not limited to amendments, waivers or other modification to any Note Document, whether or not such document is executed or the proposed transactions hereunder or thereunder are consummated, (c) monitoring the Lender’s rights with respect to the Obligations under this Note, (d) any enforcement or collection of this Note or any rights hereunder, in each case, including reasonable attorneys’ fees, expenses and court costs through all appellate proceedings, and (e) to the extent not included in the foregoing, reasonable attorneys’ fees, costs and expenses incurred in connection with a workout or restructuring and which shall not include, without the consent of the Parent Borrower, the fees and expenses of a third party financial advisor.
11.8 Successors and Assigns. The Borrowers may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Lender. Prior to the occurrence of an Event of Default and except for an assignment or transfer of this Note to one of its controlled Affiliates, the Lender may not otherwise assign or transfer this Note or any of its rights hereunder without the prior written consent of the Parent Borrower. Following the occurrence and during the continuance of any Event of Default, the Lender may freely assign or transfer this Note and/or any of its rights hereunder and under any of the Note Documents. This Note shall inure to the benefit of, and be binding upon, the Borrowers’ and the Lender’s respective permitted assigns.
11.9 Waiver of Notice. The Borrowers hereby waive demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.
11.10 Interpretation. For purposes of this Note: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Note as a whole. The definitions given for

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any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Note; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
11.11 Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by all of the Parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.
11.12 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.
11.13 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Lender, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
11.14 Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
11.15 Further Assurances. The Parties irrevocably (i) consent to the transactions contemplated hereby and (ii) shall sign (or cause to be signed) all further documents, do (or cause to be done) all further acts, and provide all assurances as may reasonably be necessary or desirable to give effect to the terms of this Note.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Borrowers have executed this Note as of the date first written above.
HC2 BROADCASTING HOLDINGS INC.,
as the Parent Borrower

By:   /s/ Philip A. Falcone
        Name: Philip A. Falcone
        Title: Executive Chairman, President and
         CEO

HC2 BROADCASTING INTERMEDIATE HOLDINGS INC.,
as the Intermediate Borrower

By:   /s/ Philip A. Falcone
        Name: Philip A. Falcone
        Title: Executive Chairman, President and
         CEO

HC2 STATION GROUP, INC.,
as a Subsidiary Borrower

By:   /s/ Philip A. Falcone
        Name: Philip A. Falcone
        Title: Executive Chairman, President and
         CEO

HC2 LPTV HOLDINGS, INC.,
as a Subsidiary Borrower

By:   /s/ Philip A. Falcone
        Name: Philip A. Falcone
        Title: Executive Chairman, President and
         CEO

Signature Page to MSD Secured Note
1797220.10-NYCSR03A - MSW

HC2 BROADCASTING INC.,
as a Subsidiary Borrower

By:   /s/ Philip A. Falcone
        Name: Philip A. Falcone
        Title: Executive Chairman, President and
         CEO

HC2 NETWORK INC.,
as a Subsidiary Borrower

By:   /s/ Philip A. Falcone
        Name: Philip A. Falcone
        Title: Executive Chairman, President and
         CEO

Signature Page to MSD Secured Note
1797220.10-NYCSR03A - MSW

Accepted and agreed:

MSD PCOF PARTNERS XVIII, LLC,
as the Lender

By:  /s/ Marcello Liguori
        Name:  Marcello Liguori
        Title: Vice President

Signature Page to MSD Secured Note
1797220.10-NYCSR03A - MSW

ANNEX I
SCHEDULE OF LENDERS

Lender	Jurisdiction of Organization	Principal Amount
MSD PCOF Partners XVIII, LLC	Delaware	US $36,225,000

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SCHEDULE 7.1(r)
LIST OF PROPERTIES FOR LANDLORD WAIVER

Property Description	Zip Code/ Postal Code	Legal Entity	Vendor/Tenant Name
450 PARK AVE, 29TH FL, New York, NY	10022	HC2 Broadcasting Holdings Inc.	450 Property Owner (US), LLC
Building - 10893 NW 17TH ST, UNIT 113, Doral, FL	33172	HC2 Broadcasting Holdings Inc.	Agrosilca 2018 Investment LLC
Building - 2945 SENIOR RD, Missouri City, TX	77459	HC2 Station Group, Inc.	American Tower, L.P.
Building - 1204 W BELT LINE RD, Cedar Hill, TX	75104	HC2 Station Group, Inc.	Richland Dallas Tower, LLC
Media Gateway, Little Rock, AR	72211	HC2 Station Group, Inc. and DTV American Corporation	Media Gateway
Empire State Building Leased Facility WEDW Channel Share	10118	HC2 Station Group, Inc.	Connecticut Public Broadcasting

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SCHEDULE 7.2(i)
EXCLUDED AGREEMENTS
(1) Shared Services Agreement, dated December 13, 2017, by and among HC2 Broadcasting Holdings Inc., HC2 Broadcasting Inc., HC2 LPTV Holdings, Inc., HC2 Station Group, Inc. and HC2 Network Inc.
(2) Guaranty Agreement, dated November 9, 2017, by and between HC2 Broadcasting Inc. and Bella Spectra Corporation.
(3) Guaranty Agreement, dated November 9, 2017, by and between HC2 Broadcasting Inc. and Tiger Eye Licensing, L.L.C.
(4) Guaranty Agreement, dated November 9, 2017, by and between HC2 Broadcasting Inc. and Tiger Eye Broadcasting Corporation.
(5) Guaranty Agreement, dated November 9, 2017, by and between HC2 Broadcasting Inc. and King Forward, Inc.

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SCHEDULE 7.3(d)
ACTIONS, ORDERS, PROCEEDINGS, INVESTIGATIONS
(1) DTV America Corp., et al., Order and Consent Decree, 32 FCC Rcd 9129 (MB Oct. 31, 2017);
(2) Mako Communications LLC, Order and Consent Decree, 31 FCC Rcd 112 (MB Jan. 13, 2016);
(3) Una Vez Mas Las Vegas License, LLC Licensee of KHDF-CA, Las Vegas, NV Facility Id No. 66807, Forfeiture Order, 22 FCC Rcd 6355 (EB Mar. 28, 2007).

_____________________________________
1. The Parties to the Order and Consent Decree include DTV America Corporation, King Forward, Inc., Tiger Eye Broadcasting Corporation, and Tiger Eye Licensing, LLC, as licensees, and HC2 Broadcasting Inc. and HC2 Broadcasting License Inc., as proposed assignees/transferees and successors-in-interest. The Parties agreed to implement a compliance plan for three years (i.e. until October 31, 2020). The FCC authorizations subject to the Consent Decree are listed in Appendix A to the Consent Decree.
2. Mako Communications LLC (“Mako”), predecessor-in-interest to HC2 LPTV Station Group, entered into a Consent Decree with the FCC’s Media Bureau to resolve alleged violations of the FCC’s public inspection file rules by station KNBX-CD (FID 33819). Mako and its successors-in-interest agreed to implement a compliance plan for two years (i.e., until January 13, 2018) under the terms of the Consent Decree. The requirements of this Order and Consent Decree have likely been satisfied or expired but are noted here out of an abundance of caution.
3. The FCC found Una Vez Mas Las Vegas License, LLC, predecessor-in-interest to HC2 Station Group, liable for a monetary forfeiture in the amount of $6,400 for willful and repeated violation of section 73.3526 of the FCC’s rules by KHDF-CA (FID 66807). The requirements of this Order and Consent Decree have likely been satisfied or expired but are noted here out of an abundance of caution.

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SCHEDULE 7.3(f)
TAXES
None.

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SCHEDULE 7.3(h)
ORGANIZATIONAL CHART

HC2 Broadcasting Entity Structure Chart

HC2 Broadcasting Holdings Inc.
(DE)
HC2 Broadcasting Intermediate Holdings Inc.
(DE)
HC2 Broadcasting Inc.
(DE)
HC2 Station Group, Inc.
(DE)
HC2 Network Inc.
(DE)
HC2 LPTV Holdings, Inc.
(DE)
43.22%
DTV America Corporation
(DE)
HC2 Broadcasting License Inc.
(DE)

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SCHEDULE 7.3(i)
CAPITALIZATION,
PREEMPTIVE RIGHTS,
STOCK OPTIONS AND WARRANTS

A.CAPITALIZATION

HC2 Broadcasting Intermediate Holdings Inc.
Common Stock
Total Authorized: 100 shares of Common Stock, $.001 par value per share.

Shareholder	# of Shares	% of Shares
HC2 Broadcasting Holdings Inc.	100	100%

Total Issued	100	100.00%

HC2 Broadcasting Inc.
Common Stock
Total Authorized: 100 shares of Common Stock, $.001 par value per share.

Shareholder	# of Shares	% of Shares
HC2 Broadcasting Intermediate Holdings Inc.	100	100%

Total Issued	100	100.00%

HC2 LPTV Holdings, Inc.
Common Stock
Total Authorized: 100 shares of Common Stock, $.001 par value per share.

Shareholder	# of Shares	% of Shares
HC2 Broadcasting Intermediate Holdings Inc.	100	100%

Total Issued	100	100.00%

HC2 Network Inc.
Common Stock
Total Authorized: 100 shares of Common Stock, $.001 par value per share.
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Shareholder	# of Shares	% of Shares
HC2 Broadcasting Intermediate Holdings Inc.	100	100%

Total Issued	100	100.00%

HC2 Station Group, Inc.
Common Stock
Total Authorized: 100 shares of Common Stock, $.001 par value per share.

Shareholder	# of Shares	% of Shares
HC2 Broadcasting Intermediate Holdings Inc.	100	100%

Total Issued	100	100.00%

DTV America Corporation
Common Stock
Total Authorized: 60,000,00 shares of Common Stock, $.01 par value per share.

Shareholder	# of Shares	% of Shares
HC2 Broadcasting Inc.	13,200,158	43.22%
Continental General Insurance Company	2,089,574	6.84%
Others	15,253,049	49.94%

Total Issued	30,542,781	100.00%

HC2 Broadcasting License Inc.

Common Stock
Total Authorized: 100 shares of Common Stock, $.001 par value per share.

Shareholder	# of Shares	% of Shares
HC2 Broadcasting Inc.	100	100%

Total Issued	100	100.00%

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B.PREEMPTIVE RIGHTS

1)Continental Letter Agreement
2)Securities Purchase Agreement, dated as of July 15, 2015, between DTV America Corporation, a Delaware corporation and each purchase identified on signature pages thereto.

C. STOCK OPTIONS AND WARRANTS

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